Exhibit 3(i)

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MERIT LIFE INSURANCE CO.

Pursuant to Section 983.001 et seq. of the Texas Insurance Code, the undersigned individuals do hereby submit these Amended and Restated Articles of Incorporation, and certify the following:

1.          The name of the corporation is MERIT LIFE INSURANCE CO. (the “Company”).

2.          The Company was incorporated in Indiana on September 11, 1957 under the name Merit Life Insurance Co. The original articles of incorporation of the Company were filed with the office of the Secretary of State of Indiana on September 11, 1957 (the “Original Articles of Incorporation”).

3.          Effective on January 28, 2019, articles of redomestication and amended and restated articles of incorporation of the Company (the “2019 Articles of Incorporation”) were approved by the Commissioner of Insurance of the State of Texas, pursuant to which the Company redomesticated to Texas, changed the Company’s home office to Fort Worth, Texas and further conformed the Original Articles of Incorporation to the requirements of the Texas Insurance Code.

4.          The Amended and Restated Articles of Incorporation set forth herein amend and restate the 2019 Articles of Incorporation by changing the Company's home office to Austin, Texas and making certain other amendments to the 2019 Articles of Incorporation consistent with the requirements of the Texas Insurance Code.

5.          Effective upon the date of the issuance of these Amended and Restated Articles of Incorporation by and under the seal of the Department of Insurance of the State of Texas, the Company hereby adopts the Amended and Restated Articles of Incorporation set forth herein.

6.          These Amended and Restated Articles of Incorporation were duly adopted and approved by unanimous written consent of the Board of Directors of the Company and by the sole shareholder of the Company.

7.          The Articles of Incorporation of the Company are amended and restated to read in full as follows:

ARTICLE I

The name of the corporation is Merit Life Insurance Co. (the “Company”).

ARTICLE II

The location of the home office of the Company shall be in Texas. The Company also may have, maintain and operate such other offices, either within or without the State of Texas, as shall be proper or advisable in the discretion of the officers or the Board of the Directors of the Company. To the extent the Company desires to move an office it maintains in the State of Texas to another jurisdiction, it will seek the approval of the Texas Department of Insurance prior to effectuating such move.

ARTICLE III

The purposes for which the Company is organized are to transact any and all kinds, classes, types and forms of life, accident and health, credit life and credit accident and health insurance, annuity contracts of every type and combination of any two or more of such insurance business as is now or hereafter permitted and authorized under the laws of the State of Texas, the District of Columbia, or any state, nation, country, territory possession or principality in which the Company is authorized to do business; to reinsure any such risk or any part thereof ceded to it by other insurance companies; to hold and own one or more insurance subsidiaries; and to transact any and all lawful business not inconsistent with the purposes enumerated herein.

The foregoing clause shall be construed as powers as well as purposes. The enumeration herein of specific purposes and powers shall not be held to limit or restrict in any way the general purposes and powers of the Company. The matters specified in such clause shall, except where otherwise expressed, be in no way limited or restricted by reference to or inference from the terms of any other clause of any other Article of these Amended and Restated Articles of Incorporation, but the purposes and powers specified in the foregoing clause of this Article shall be regarded as independent purposes and powers.

ARTICLE IV

The amount of capital stock of the Company shall be two million five hundred thousand dollars ($2,500,000), divided into one hundred thousand (100,000) shares of the par value of twenty five dollars ($25) per share.

ARTICLE V

The amount of the Company’s surplus as of December 31, 2019, the most recent statutory financial statement, was filed on March 1, 2020 and is in excess of $20,000,000.

ARTICLE VI

(a)         The number of Directors constituting the Board of Directors shall be not less than five (5) members. The Directors shall be elected at each Annual Meeting of the shareholders for a one-year term. Vacancies in the Board of Directors shall be filled by a vote of the Directors.

(b)         The shareholders are required to adopt By-Laws to govern the Company.

(c)         The Board of Directors shall have full control and management of the affairs of the Company, subject to the By-Laws as adopted or amended from time to time by the shareholders or Directors, and to the laws of the State of Texas.

(d)         The Board of Directors shall keep a full and complete record of all its transactions.

ARTICLE VII

Shareholders of the Company shall have no preemptive rights to acquire additional, unissued or treasury shares of the Company.

ARTICLE VIII

No shareholder of the Company shall be entitled to cumulate his votes at any election of Directors.

ARTICLE IX

The duration of the Company shall be perpetual.

ARTICLE X

A Director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the Director’s capacity as a Director, except to the extent otherwise expressly provided in the Texas Business Organizations Code, as such statutes now exist or may hereafter be amended. Any repeal or modification of this paragraph by the shareholders of the Company shall be prospective only and shall not adversely affect any limitation on the person liability of the Company existing at the time of such repeal or modification.

ARTICLE XI

The Company shall indemnify and may provide indemnity insurance for each director, officer or employee of the Company to the fullest extent permitted by law.

ARTICLE XII

The fiscal year of the Company shall commence on the first day of January and terminate on the 31st day of December each year.

ARTICLE XIII

Any action required by Texas Business Organizations Code to be taken at an annual or special meeting of shareholders, or any action which may be taken at an annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by the holder or holders of such shares having not less than a minimum of votes that would be necessary to take such action at a meeting which the holders of all shares entitled to vote on the action were present and voted.

ARTICLE XIV

Any action which may be taken at a regular, annual, or special meeting of directors, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by all of the Company’s directors.

ARTICLE XV

The post office address of the initial registered office of the Company in the State of Texas is Merit Life Insurance Co, c/o Corporation Service Company, 211 East 7th Street, Suite 620, Austin, Texas 78701.

ARTICLE XVI

From time to time, any provision of these Amended and Restated Articles of Incorporation may be amended, altered or repealed and other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all contracts and rights at any time conferred upon the shareholders of the Company by these Amended and Restated Articles of Incorporation are granted subject to the provisions of this Article.

IN WITNESS WHEREOF, the Company has caused these Amended and Restated Articles of Incorporation to be executed in duplicate in its name by its President and its Secretary on the ___ day of ________ 2020.

MERIT LIFE INSURANCE CO.

By:
Robert O’Donnell
President

Attest:

Secretary

OATH AND ACKNOWLEDGMENT

STATE OF TEXAS	)
) SS:
COUNTY OF TARRANT	)

I, ________________, Notary Public, do hereby certify that on the ___ day of February 2020, ______________ personally appeared before me and being first duly sworn by me acknowledged that she signed the foregoing document in the capacity herein set forth and declared that the statements therein contained are true.

IN WITNESS WHEREOF, I have hereunto set my hand and seal the day and year above

Notary Public

Approved this ___ day of ________________ 20__

_______________________________ , Commissioner of Insurance